As filed with the Securities and Exchange Commission on November 2, 2026.

Registration No. 333-271735
Registration No. 333-274377

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-271735

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-274377

UNDER

THE SECURITIES ACT OF 1933

Kenvue LLC

(as successor in interest to Kenvue Inc.)

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-4608022 (I.R.S. Employer Identification No.)
1 Kenvue Way Summit, New Jersey (Address of Principal Executive Offices)	07901 (Zip Code)

Kenvue Inc. Long-Term Incentive Plan

(Full title of the plan)

Suzana Blades

Senior Vice President and General Counsel

Kimberly-Clark Corporation

P.O. Box 619100

Dallas, Texas 75261-9100

(Name and address of agent for service)

(972) 281-1200

(Telephone number, including area code, of agent for service)

With copies to:

Rachel W. Sheridan, P.C.

Shagufa R. Hossain, P.C.

Asher Qazi

Kirkland & Ellis LLP

1301 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

(202) 389-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments to the Registration Statements on Form S-8 (the “Post-Effective Amendments”) filed by Kenvue LLC, a Delaware limited liability company (the “Company”), as successor in interest to Kenvue Inc., a Delaware corporation (“Kenvue”), relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Kenvue with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-271735, filed with the SEC on May 8, 2023, relating to the registration of 188,897,256 shares of Kenvue’s common stock, par value $0.01 per share (“Shares”), under the Kenvue Inc. Long-Term Incentive Plan.

•	Registration Statement No. 333-274377, filed with the SEC on September 6, 2023, relating to the registration of an additional 69,438,910 Shares under the Kenvue Inc. Long-Term Incentive Plan.

On November 2, 2026, Kimberly-Clark Corporation, a Delaware corporation (“Kimberly-Clark”), completed its previously announced acquisition of Kenvue, pursuant to the Agreement and Plan of Merger, dated as of November 2, 2025 (the “Merger Agreement”), by and among Kenvue, Kimberly-Clark, Vesta Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Kimberly-Clark (“First Merger Sub”), and the Company (formerly known as Vesta Sub II, LLC), a direct wholly owned subsidiary of Kimberly-Clark. Pursuant to the Merger Agreement, (a) First Merger Sub merged with and into Kenvue (the “First Merger”), with Kenvue surviving as a direct wholly owned subsidiary of Kimberly-Clark (the “Initial Surviving Company”), and (b) immediately following the First Merger, and as part of the same overall transaction as the First Merger, the Initial Surviving Company merged with and into the Company (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Company surviving as a direct wholly owned subsidiary of Kimberly-Clark and renamed as “Kenvue LLC.”

As a result of the completion of the transactions contemplated by the Merger Agreement, including the Mergers, Kenvue has terminated any and all offerings of its securities pursuant to existing registration statements, including the Registration Statements. In accordance with the undertaking made by Kenvue in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of the offerings, the Company, as successor in interest to Kenvue, hereby removes from registration any and all securities of Kenvue registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company, as successor in interest to Kenvue, hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 2, 2026.

KENVUE LLC (as successor in interest to Kenvue Inc.)

By:	/s/ Jeffrey S. McFall
Jeffrey S. McFall
Assistant Secretary

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.